UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 4, 2003
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

1800 South Novell Place
Provo, Utah 84606
(Address of principal executive offices)

(801) 861-7000 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.   Other Events.

        On November 4, 2003, Novell, Inc. announced the execution of an agreement to acquire SUSE LINUX AG, one of the world’s leading providers of Linux software and services, a proposed investment in Novell by IBM, and negotiations for extensions to the current commercial agreements between IBM and SUSE LINUX AG. As a result of the SUSE LINUX AG acquisition, which is expected to close prior to the end of Novell’s first fiscal quarter, Novell has expanded its open source platform and taken an important step in its efforts to accelerate enterprise adoption of Linux. Novell will pay $210 million in cash to complete the transaction, which remains subject to applicable regulatory approvals and the winding up of shareholder agreements.

        Novell also announced that IBM intends to make a $50 million investment in Novell convertible preferred stock when the acquisition of SUSE LINUX AG by Novell is completed. In addition, Novell and IBM are negotiating extensions to the current commercial agreements between IBM and SUSE LINUX AG for the continued support of SUSE LINUX AG on IBM’s eServer products and middleware products to provide for product and marketing support arrangements related to SUSE LINUX AG. These extensions would also be effective upon the closing of the acquisition of SUSE LINUX AG. On November 4, 2003, Novell issued a press release, which is filed as Exhibit 99.l hereto, regarding the execution of the acquisition agreement, the proposed investment by IBM and the negotiation of the extensions to the current commercial agreements.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit	Description

Exhibit 99.1	Press Release of Novell, Inc. dated November 4, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)

Date: November 4, 2003	By /s/ Joseph A. LaSala, Jr.,
Joseph A. LaSala, Jr., Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

The following exhibit is filed as part of this current report on Form 8-K:

Exhibit Number	Description

Exhibit 99.1	Press Release of Novell, Inc. dated November 4, 2003.